Exhibit 23-A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181357 and 333-181359 on Form S-3, Registration Statement No. 333-181362 and 333-195337 on Form S-8 of our report dated March 2, 2015, relating to the financial statements and financial statement schedule of Otter Tail Corporation and subsidiaries, and the effectiveness of Otter Tail Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Otter Tail Corporation and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Minneapolis, MN
March 2, 2015